Investor Contact:

Media Contact:

Emma Jo Kauffman

Tawn Earnest

(615) 855-5525

(615) 855-5209

DOLLAR GENERAL UPDATES FISCAL 2006

SECOND QUARTER EARNINGS GUIDANCE

GOODLETTSVILLE, Tenn.--August 18, 2006--Dollar General Corporation (NYSE: DG) today announced that it expects to report earnings for its second quarter ended August 4, 2006 in the range of $0.14-$0.15 per share, which is below the Company’s previous guidance of $0.18-$0.22 per share provided in June. Dollar General is scheduled to announce earnings for the second quarter on Thursday, August 31, 2006 and will comment on its full-year earnings guidance at that time.

The Company’s gross margin for the second fiscal quarter of 2006 is below expectations as the impact of adding more national brand items to the consumables mix was more negative than planned.  Additionally, the gross margin has been negatively impacted by the mix of sales which has been more heavily skewed toward lower margin highly consumables than anticipated.  Back to school sales were also below expectations.

Forward-Looking Information

This press release contains forward-looking information regarding expected fiscal 2006 second quarter earnings per share.  Forward-looking statements involve risks, uncertainties and other factors that may cause the actual financial results of the Company to differ materially from that expressed or implied by the forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors.  The Company believes the assumptions underlying its earnings per share guidance are reasonable; however, any of the assumptions could be inaccurate and, therefore, actual results may differ materially from those projected by, or implied in, this guidance. Factors that may result in actual results differing from such forward-looking information include, but are not limited to, the completion of the Company’s quarter-end accounting closing process and procedures and the completion of the auditors’ quarterly review process.

Readers are cautioned not to place undue reliance on this forward-looking statement, which speaks only as of the date of this release. Except as may be required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its public disclosures or documents filed with the SEC.

Earnings Conference Call Information

The Company will host a conference call on Thursday, August 31, 2006, at 9:00 a.m. CDT/10:00 a.m. EDT to discuss the quarter’s financial results.  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The pass code for the conference call is “Dollar General”.  The call will also be broadcast live online at www.dollargeneral.com.  A replay of the conference call will be available through Thursday, September 14, online or by calling (334) 323-7226.  The pass code for the replay is 58805575.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,178 neighborhood stores as of August 4, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

# # #